Exhibit 99.1

Kimco Realty Corporation announces first quarter 2011 results; Reports five percent increase in recurring FFO for first quarter 2011

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--May 4, 2011--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter ended March 31, 2011.

Highlights for the First Quarter and Subsequent Activity:

  Recognized recurring Funds From Operations (FFO) of $121.2 million, or $0.30 per diluted share, for the first quarter 2011 compared to $115.6 million, or $0.28 per diluted share, for first quarter 2010, representing a five percent increase;
  Reported FFO of $115.1 million, or $0.28 per diluted share, for the first quarter 2011 compared to $126.0 million, or $0.31 per diluted share for the same period in 2010;
  Generated positive U.S. cash-basis leasing spreads of 1.4 percent; new leases increased 5.1 percent and renewals/options 0.7 percent;
  Increased combined same-property net operating income (NOI) 1.7 percent over the first quarter 2010;
  Acquired four shopping centers for approximately $99 million year to date; and
  Reduced the non-retail portfolio by approximately $190 million since December 31, 2010 primarily from the sale of the Valad convertible notes.

Financial Results

Net income available to common shareholders for the first quarter of 2011 was $14.1 million or $0.03 per diluted share compared to $39.0 million or $0.10 per diluted share for the first quarter of 2010. The change in year-over-year net income available to common shareholders is primarily related to increases of:

  $6.6 million in NOI relating to an improvement in property operations and acquisition activity since the comparable period of 2010; and
  $0.5 million decrease in non-cash impairments, net of tax

Offset by:

  $17.0 million decrease in non-recurring income;
  $2.6 million reduction in gains on sale of operating properties not included in FFO;
  $9.6 million increase in real estate related depreciation (including $4.9 million related to the joint ventures); and
  $3.0 million increase in preferred stock dividends resulting from the $175 million cumulative redeemable preferred stock offering in August 2010.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $115.1 million, or $0.28 per diluted share, for the first quarter of 2011 compared to $126.0 million, or $0.31 per diluted share, in the same period a year ago. Recurring FFO, which excludes the effects of non-cash impairments and non-recurring income, were $121.2 million, or $0.30 per diluted share, in the first quarter 2011 compared to $115.6 million, or $0.28 per diluted share, in the same quarter of the prior year. Improvement in year-over-year recurring FFO is driven by improving core operating results, new acquisitions, lease-up of Kimco’s Mexico portfolio and improvement in the InTown Suites joint venture partially offset by an increase in preferred dividends. A reconciliation of net income to FFO and recurring FFO is provided in the tables accompanying this press release.

Non-Recurring Income and Non-Cash Impairments

Recurring FFO excludes non-recurring income of $0.9 million and non-cash impairments of $6.9 million, both net of tax. Non-cash impairments in the first quarter were transaction-oriented and resulted from completed or impending dispositions of seven properties; four in the consolidated portfolio and three joint venture properties, totaling approximately $3.2 million and $3.7 million, respectively.

Core Business Operations

Shopping Center Portfolio

First quarter 2011 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Gross occupancy was 92.8 percent, an increase of 20 basis points over first quarter 2010; Pro-rata occupancy was 92.4 percent;
  Same-property net operating income (NOI), including U.S., Canada and Latin America increased 1.7 percent over the first quarter 2010; and
  Total leases executed in the portfolio: 696 new leases, renewals and options totaling 2.6 million square feet.

U.S. Shopping Center Portfolio

  Gross occupancy increased 40 basis points to 92.5 percent from 92.1 percent in the first quarter of 2010; Pro-rata occupancy was 92.2 percent;
  U.S. same-property NOI (cash-basis, excluding lease termination fees and including charges for bad debts) increased 1.1 percent from the same period in 2010; and
  U.S. cash-basis leasing spreads increased 1.4 percent; new leases increased 5.1 percent and renewals/options 0.7 percent.

First quarter 2011 occupancy in the combined shopping center portfolio was negatively impacted by 10 basis points on both a gross and pro-rata basis from the addition of four former Mexican development properties that are approximately 79.9 percent occupied. Excluding these four projects, the combined shopping center portfolio gross and pro-rata occupancy would be 92.9 and 92.5 percent, respectively.

Leasing execution includes 106 same space new leases totaling 347,000 pro-rata square feet and 376 lease renewals and options for 1.8 million pro-rata square feet. In addition, the company signed more than 200 new leases totaling 393,000 square feet for spaces vacant for more than one year.

During the first quarter 2011, the company acquired for its wholly-owned portfolio two shopping centers and one outparcel, comprising 190,000 square feet, for a total of approximately $37.4 million, including $15.4 million of mortgage debt. Subsequently in April 2011, Kimco acquired a grocery anchored shopping center for $13.7 million, including $9.3 million of mortgage debt, and disposed of two unencumbered non-strategic shopping centers for $3.2 million.

Kimco’s shopping center portfolio includes 941 operating properties comprising 815 assets in the United States and Puerto Rico, 62 in Canada, 51 in Mexico and 13 in South America. The operating portfolio includes 17 former development properties in Latin America that are approximately 74 percent leased and are not currently included in occupancy. These properties will be included in occupancy the earlier of (i) reaching 90 percent leased or (ii) two years following the project’s inclusion in operating real estate. Additionally, the company has five development properties and two completed projects pending stabilization.

Investment Management and Other Joint Venture Programs

During the first quarter, the company realized fee income of $9.7 million primarily from its investment management business. This includes $7.5 million in management fees, $0.1 million in acquisition fees and $2.1 million in other ongoing fees.

In the first quarter, a joint venture between Kimco and Canada Pension Plan Investment Board, in which the company holds a 55% interest, acquired an unencumbered shopping center in Quakertown, Pa. for $52.0 million.

In addition, in separate transactions, the company disposed of two unconsolidated joint venture properties, in which Kimco held a 50% interest, for approximately $24.9 million, including $11.0 million of mortgage debt.

At quarter end, the company had a total of 284 properties in its investment management program with 24 institutional partners and 156 properties in other joint ventures.

Structured Investments and Non-Retail Assets

During the quarter, the company recognized $15.1 million of income related to its structured investments and other non-retail assets. The recurring income of $14.6 million was attributable to $5.1 million from preferred equity investments, $4.5 million from interest and dividends with the remainder primarily from non-retail joint ventures including Westmont Hospitality. Transaction income of $0.5 million was mainly related to foreign currency gains attributable to the Valad convertible notes.

During the first quarter, Kimco reduced its non-retail investments by $11 million primarily from the sale/repayment of marketable securities as well as the sale of one of the Canadian hotels in the Westmont joint venture. As previously announced, subsequent to quarter end, the company reduced the non-retail assets by $178 million from the sale of its Valad convertible notes and the repayment of the Whiterock REIT convertible debentures.

As of April 30, 2011, Kimco has reduced its non-retail assets to approximately $612 million (compared to $1.2 billion at the end of the first quarter 2009) which represents five percent of gross assets. Similarly, the company reduced the retail preferred equity portfolio to $156 million compared to $297 million over the same period.

Dividend and Capital Structure

As separately announced, Kimco’s Board of Directors declared a quarterly cash dividend of $0.18 per common share, payable on July 15, 2011 to shareholders of record on July 6, 2011, representing an ex-dividend date of July 1, 2011.

At the end of the quarter, the company’s consolidated net debt to recurring EBITDA was 6.2x compared to 6.3x at year end 2010. In addition, the company maintains access to approximately $1.7 billion of immediate liquidity under its two credit facilities ($1.5 billion U.S. revolving credit facility and its CAD $250 million Canadian revolving credit facility).

2011 Guidance

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;
  Continued lease-up of its Latin America portfolio;
  Actively engaging in the disposition of its non-retail and non-strategic retail assets; and
  Strengthening its balance sheet with a long-term focus on reducing leverage levels and employing a conservative capital mix.

The company reaffirms its 2011 full year recurring FFO guidance range, which does not include any estimate for transactional activities or impairments, of $1.17 - $1.21 per diluted share.

Estimated portfolio metrics for the shopping center portfolio remain as follows:

  Combined portfolio occupancy: an increase of 50 to 75 basis points; and
  Combined same-property NOI: positive one to three percent.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call on Thursday, May 5 at 9:00 a.m. Eastern Time. The call will include a review of the company’s first quarter 2011 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-778-9069. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 3367931. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Events & Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of March 31, 2011, the company owned interests in 948 shopping centers comprising 138 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges, and (xiv) unanticipated changes in our intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2010. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2010, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended
	March 31,		March 31,
	2011		2010

Revenues from Rental Properties	$224,021		$213,350

Rental Property Expenses:
Rent	3,299		3,569
Real Estate Taxes	30,772		28,732
Operating and Maintenance	34,442		32,109
	68,513		64,410

Net Operating Income	155,508		148,940

Management and Other Fee Income	9,663		9,843
Mortgage Financing Income	1,829		2,670
Income from Other Real Estate Investments	165		1,044
Depreciation and Amortization	(66,243)		(56,266)
	100,922		106,231

Interest, Dividends and Other Investment Income	4,861		6,089
Other Expense, Net	(305)		(329)

Interest Expense	(55,557)		(55,548)
General and Administrative Expenses	(29,756)		(28,138)
	20,165		28,305

Gain on Sale of Development Properties	-		1,793

Impairments:
Property Carrying Values	(2,778)		-
Investments in Other Real Estate Investments	-		(3,882)
Marketable Equity Securities & Other Investments	-		(506)
Provision for Income Taxes, Net	(4,219)		(1,145)
Equity in Income of Joint Ventures, Net	12,345		14,919
Equity in Income of Other Real Estate Investments, Net	5,504		14,088

Income from Continuing Operations	31,017		53,572

Discontinued Operations:
Income from Discontinued Operating Properties, Net of Tax	1,257		1,628
Loss on Operating/Development Properties Held for Sale/Sold, Net of Tax	(415)		(482)
Gain on Disposition of Operating Properties	163		-
Income from Discontinued Operations	1,005		1,146

Loss on Sale of Operating Properties, Net (1)	-		(8)

Net Income	32,022		54,710

Net Income Attributable to Noncontrolling Interests (3)	(3,059)		(3,874)

Net Income Attributable to the Company	28,963		50,836

Preferred Dividends	(14,841)		(11,822)

Net Income Available to Common Shareholders	$14,122		$39,014
Per Common Share:
Income from Continuing Operations: (3)
Basic	$0.03		$0.09
Diluted	$0.03	(2)	$0.09	(2)
Net Income: (4)
Basic	$0.03		$0.10
Diluted	$0.03	(2)	$0.10	(2)

Weighted Average Shares Outstanding:
Basic	406,440		405,564
Diluted	407,361		405,713
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($3,058) and ($3,850) for the quarters ended March 31, 2011 and March 31, 2010, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $171 and $78 for the quarters ended March 31, 2011 and March 31, 2010, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31,	December 31,
	2011	2010
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,602,054 and $1,549,380, respectively	$6,753,392	$6,708,373
Investments and Advances in Real Estate Joint Ventures	1,413,026	1,382,749
Real Estate Under Development	297,202	335,007
Other Real Estate Investments	417,287	418,564
Mortgages and Other Financing Receivables	109,455	108,493
Cash and Cash Equivalents	148,038	125,154
Marketable Securities	211,332	223,991
Accounts and Notes Receivable	139,487	130,536
Other Assets	405,939	401,008
Total Assets	$9,895,158	$9,833,875

Liabilities:
Notes Payable	$3,061,279	$2,982,421
Mortgages Payable	1,057,098	1,046,313
Construction Loans Payable	31,716	30,253
Dividends Payable	88,074	89,037
Other Liabilities	442,267	429,505
Total Liabilities	4,680,434	4,577,529
Redeemable Noncontrolling Interests	95,074	95,060

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,092,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Class H Preferred Stock, $1.00 par value, authorized 70,000 shares
Issued and Outstanding 70,000 shares	70	70
Aggregate Liquidation Preference $175,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and Outstanding 406,851,612 and 406,423,514
Shares, Respectively	4,069	4,064
Paid-In Capital	5,479,817	5,469,841
Cumulative Distributions in Excess of Net Income	(574,739)	(515,164)
	4,910,101	4,959,695
Accumulated Other Comprehensive Income	(7,382)	(23,853)
Total Stockholders' Equity	4,902,719	4,935,842
Noncontrolling Interests	216,931	225,444
Total Equity	5,119,650	5,161,286
Total Liabilities and Equity	$9,895,158	$9,833,875

Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,		March 31,
	2011		2010
Net Income Available to Common Shareholders	$14,122		$39,014
Gain on Disposition of Operating Property	(163)		-
Gain on Disposition of Joint Venture Operating Properties	-		(2,768)
Depreciation and Amortization	65,604		60,896
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	34,654		29,740
Unrealized Remeasurement of Derivative Instrument	873		(897)
Funds From Operations	115,090		125,985
Non-Recurring Income , Net of Tax	(851)		(17,839)
Non-Cash Impairments Recognized, Net of Tax	6,939		7,448
Recurring Funds From Operations	$121,178		$115,594

Weighted Average Shares Outstanding for FFO Calculations:
Basic	406,440		405,564
Units	1,528		1,543
Dilutive Effect of Options	921		149
Diluted	408,889	(1)	407,256	(1)

FFO Per Common Share - Basic	$0.28		$0.31
FFO Per Common Share - Diluted	$0.28	(1)	$0.31	(1)
Recurring FFO Per Common Share - Diluted	$0.30	(1)	$0.28	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
Funds from operations would be increased by $251 and $224 for the three months ended March 31, 2011 and March 31, 2010, respectively.

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)
	Projected Range
	Full Year 2011
	Low	High
Projected diluted net income available to common
shareholder per share	$0.24	$0.28

Projected depreciation & amortization	0.61	0.63

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.34	0.36

Gain on disposition of operating properties	(0.01)	(0.03)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.01)	(0.03)

Projected FFO per diluted common share	$1.17	$1.21

Non-recurring income	(0.02)	(0.02)

Non-cash impairments	0.02	0.02

Recurring FFO per diluted common share	$1.17	$1.21

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, senior director, investor relations
1-866-831-4297